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                                                                    EXHIBIT 99.2
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CONTACT:
Michael DiPoto
Data Translation, Inc.
Tel: (508)481-3700 ext.237
Email: mdipoto@datx.com


           DATA TRANSLATION, INC. ADOPTS STOCK PURCHASE RIGHTS PLAN

MARLBORO, MASS., APRIL 26, 1999 - Data Translation, Inc. (NASDAQ: DATX) announced that its Board of Directors declared a special dividend distribution of a preferred share purchase right for each outstanding share of common stock of Data Translation, Inc. This dividend will be distributed on April 30, 1999 to stockholders of record as of the close of business on that date.

"This rights plan is designed to help the Board of Directors assure that all Data Translation stockholders are treated fairly in any unsolicited merger or other acquisition," said Alfred A. Molinari, the Chairman, President and CEO of Data Translation. Mr. Molinari noted that the company had not received any takeover overture. "The most advantageous time to take this step to protect stockholders' interests is now, when the company is free from any pressures of takeover attempts."

The rights will become exercisable only if a person or group (i) acquires 15 percent or more of Data Translation's common stock, or (ii) announces a tender offer that would result in ownership of 15 percent or more of the common stock. Each right would entitle a stockholder to buy one one-hundredth of a share of preferred stock. Once a person or group has acquired 15 percent or more of the outstanding common stock of Data Translation, each right may entitle its holder (other than the 15 percent person or group) to purchase $21.00 worth of newly issued shares of common stock of Data Translation (or of any company that acquires Data Translation) at a price equal to 50 percent of their current market price.
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The rights are redeemable at the option of the Board of Directors up until ten days after public announcement that any person or group has acquired 15 percent or more of Data Translation's common stock. The redemption price is $0.001 per right. The rights will expire on April 30, 2009, unless redeemed prior to that date. Distribution of the rights is not taxable to stockholders. A detailed description of the rights plan will be mailed to Data Translation's stockholders at the time of distribution.

Data Translation is engaged in the design, development and manufacture of high-performance data acquisition and imaging products for use with personal computers in industrial, scientific and medical applications. For further information about Data Translation, Inc., please visit the Company's web site at http:\\www.datatranslation.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements made in this press release that are not historical facts contain forward-looking information that involves risks and uncertainties. Important factors that may cause actual results to differ include, but are not limited to, market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development, capacity, supply constraints and other risks detailed from time to time in the Data Translation, Inc.'s filings with the Securities and Exchange Commission. Data Translation, Inc. assumes no obligation to update the information included in this press release.

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